Exhibit 10.16

RESTRICTED SHARE AND

PERFORMANCE UNIT AWARD AGREEMENT

THIS AGREEMENT made the 28th day of July 2006,

BETWEEN:

IPSCO INC., a corporation incorporated under the laws of Canada, (hereinafter called the “Company” or the “Corporation”),

OF THE FIRST PART,

-and-

DAVID SUTHERLAND, of the City of Naperville, in the State of Illinois, (hereinafter called the “Participant”),

OF THE SECOND PART.

WHEREAS the Company has established an Incentive Share Plan (which, as amended from time to time by the Board of Directors of the Company and approved by Shareholders, is hereinafter referred to as the “Plan”) whereby certain designated officers, employees and directors of the Company and its subsidiaries may from time to time be granted options, restricted shares and performance units, or any combination of the foregoing;

AND WHEREAS the Participant, as a senior officer of the Company, has been designated to receive a grant of Restricted Shares and Performance Units (as those terms are defined herein), subject to and in accordance with the terms of this Agreement and of the Plan;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained the parties do hereby agree as follows:

1.                                      Grant

Pursuant to Section 8 of the Plan, the Company hereby grants and awards to the Participant Eleven Thousand Two Hundred (11,200) restricted shares (the “Restricted Shares” and pursuant to Section 9 of the Plan Eleven Thousand Two Hundred (11,200) performance units (the “Performance Units”).  Each Restricted Share and Performance Unit shall be subject to the terms of the Plan and of this Agreement, including the terms relating to the Performance Period and the

Restricted Share Objective and the Performance Units Objective (as those terms are herein defined).

2.                                      Restricted Share Performance Period

The Restricted Share Performance Period shall begin on July 1, 2006 (the “Commencement Date”) and end on June 30, 2009 (the “Performance Period”).

3.                                      Performance Units Objective

The performance period applicable to the Performance Units shall be the period beginning on the Commencement Date and ending on June 30, 2009 the Performance Period.  The Performance Objective applicable to the Performance Units (the “Performance Objective”) is as follows:

•                  Participants are eligible to earn a Performance Unit Payout at the end of the Performance Period based on the 3-year average of IPSCO’s Return on Capital Employed (“ROCE”) relative to 3-year average ROCE for a group of steel industry peers as defined elsewhere in this Agreement.

•                  The actual number of shares earned at the end of the Performance Period will range from 0% to 200% of the Performance Units granted, depending on actual performance relative to the goals established at the beginning of the Performance Period.

Example: Plan Year 2006

Performance Relative to Peers

3-YR Average ROCE

(%ile of peers)

	>75%ile	0%	100%	150%	175%	200%

	62.5%ile	0%	75%	125%	150%	175%

Performance X Shares or Units Granted:	Median	0%	50%	100%	125%	150%	=	Number of Units Earned	X	Stock Price at End of Period	=	ACTUAL AWARD VALUE

	37.5%ile	0%	0%	50%	75%	100%

	<25%ile	0%	0%	25%	38%	50%

		<5%	5%	8%	11%	14%

Absolute Performance
3-year average ROCE

•                  Awards will be interpolated for performance falling between discrete points on the matrix.  However, below 8% IPSCO ROCE, no awards will be paid for ROCE performance below the median of peers. And below 5% IPSCO ROCE no awards will be paid regardless of performance relative to peers.

•                  Return on Capital Employed (“ROCE”), the Absolute and Relative Performance Measure, shall be measured based on the following definition and related adjustments:

ROCE =	After-tax operating profit + tax-affected Depreciation/Amortization charge
Total Net Assets – Non-interest-bearing current Liabilities – Cash and Cash Equivalents + $50m base cash + Accumulated Depreciation and Amortization – Construction in Progress

•                  Capital Employed (the denominator) shall be averaged for the year;

•                  The Performance Period shall average ROCE over the three-year period;

•                  Adjustments will be made to the ROCE measure as follows:

•                  Construction in progress is excluded from the capital base until investments are operational.

•                  “Excess” cash is excluded from the capital base — $50 million of cash is required by the Company for ongoing operations; any cash in excess of $50 million will be excluded for the 2006 Plan Year.

•                  Acquisitions will be excluded from the ROCE calculation until six months after transaction, or until agreed upon with the MRCC.

•                  Deferred tax liabilities are considered a quasi-equity account and remain in the capital base.

•                  Peers include:

1.                                                               AK Steel

2.                                                               Carpenter Technology

3.                                                               Commercial Metals

4.                                                               Gerdau Ameristeel

5.                                                               Lone Star Technologies

6.                                                               Nucor

7.                                                               Oregon Steel Mills, Inc.

8.                                                               Quanex

9.                                                               Reliance Steel and Aluminum

10.                                                         Ryerson Tull, Inc.

11.                                                         Steel Dynamics

12.                                                         U.S. Steel

13.                                                         Worthington Industries

•                                          If during the Performance Period any of the Peer Companies ceases to trade on a Public Exchange, it will be removed from the Peer Comparison Group for the entire Performance Period.

4.                                      Restricted Share Performance Objective

The Restricted Shares shall be 100% vested at the end of three years by the achievement of cumulative net income of $300 million as reported by the Company from July 1, 2006 through June 30, 2009, which shall be the Restricted Share Objective.

5.                                      Vesting of Restricted Shares and Vesting of Performance Units

The Restricted Shares and the Performance Units will vest (the “Vesting Date”) upon the earlier of:

(a)                                  the date of a Change of Control; and

(b)                                 July 27, 2009, provided that the Restricted Shares Objective and the Performance Unit Objective is met;

and, provided further that the Participant is employed (or is deemed by Section 7 to be employed) by the Company or a Subsidiary (as defined in the Plan) on that date and has been (or is deemed by Section 7 to have been employed) employed by the Company or a Subsidiary by the Vesting Date, or has been (or is deemed by Section 8 to have been) continuously so employed since the date hereof.  Restricted Shares and Performance Units not vested on or before the last day of the Performance Period pursuant to the preceding sentence shall lapse and be terminated and cancelled.

For the purposes of this Section 5, the date of a Change of Control means the date on which any one of the following occurs:  (i) any person or group of persons acting in concert acquires beneficial ownership (within the meaning of The Securities Act, 1988 (Saskatchewan)), as amended from time to time, of 20% or more of the outstanding Common Shares of the Company, or securities convertible into 20% or more of the outstanding Common Shares on a post-conversion basis; (ii) during a period of not more than 24 months, a majority of the Board of Directors ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors; (iii) all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding securities entitled to vote do not own more than 50% of such securities in substantially the same proportions following a shareholder approved reorganization, merger, or consolidation; or (iv) shareholder approval of either (a) a complete liquidation or dissolution of the Company or (b) a sale or other disposition of all or substantially all of the assets of the Company, or a transaction having a similar effect.  For purposes of clause (iii) above, if an individual or entity owns stock in both companies that enter into a merger, consolidation, purchase or acquisition of stock or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that company prior to the transaction giving rise to the change and not with respect to the ownership interest in the other Company.

6.                                      Rights of Restricted Shareholder

Except as set forth in this Agreement, upon the issuance of the Restricted Shares a Participant shall have all of the rights of the Shareholder, including the right to vote the Restricted Shares and the right to receive dividends thereon.  The Company shall issue the Participant’s Restricted Shares upon execution of this Agreement, the list (or authorization of listing upon official notice of issuance) of the Restricted Shares upon each stock exchange on which the Common Shares are listed and there has been compliance with such laws and regulations, as the Company may deem applicable.  The Company agrees to use reasonable commercial efforts to effect such listing and compliance.

7.                                      Termination of Employment

(a)                                  If the Participant ceases to be an employee (and, if the Participant is an employee or officer of any Subsidiary, the Participant also ceases to be an employee or officer of the Subsidiary) as a result of:

(i)                                     disability (as defined in Section 7(j)(i) of the Plan);

(ii)                                  retirement (as defined in Section 7(j)(2) of the Plan;

(iii)                               termination of employment after either:

a.                                       attaining sixty-five years of age or;

b.                                      attaining sixty-two years of age and completing five years of continuous employment; or

(iv)                              death of the Participant; or

(v)                                 such other circumstance as may be approved by the Board of Directors;

All Restricted Shares shall vest immediately. The Performance Units will vest as follows: the Participant shall receive a pro-rata portion of the Performance Units awarded on the Commencement Date calculated pursuant to Paragraph 3 of this Agreement, based upon the number of whole months employed prior to the cessation of employment pursuant to this Paragraph 7(a) over the number of months in the Performance Period.

(b)                                 If the Participant ceases to be an employee (and, if the Participant is an officer, the Participant ceases to be an officer) of the Company (and, if the Participant is an employee or officer of any Subsidiary, the Participant also ceases to be an employee or officer of the Subsidiary) in any circumstance other than as described in paragraph (a) of this Section 7 (including termination by the Company with or without cause and termination by the Participant), all of the Restricted Shares and

Performance Units shall immediately lapse and be terminated and cancelled.  For greater certainty, the Participant’s employment shall not be considered to terminate where there is a transfer of the Participant’s employment without an intervening period from the Company to a Subsidiary or vice versa, or from one Subsidiary to another, or by reason of an approved leave of absence under circumstances set forth in Paragraph 14 herein.

8.                                      Payment of Restricted Shares

Upon vesting of the Restricted Shares in accordance with Section 4 and Section 7 hereof, the Participant shall become entitled to payment in respect of the Restricted Shares.  Payment shall be made by the delivery by the Company of one newly issued Common Share for each Restricted Share held by the Participant.  Such newly issued Common Share shall be issued without restrictive legend.

9.                                      Payment of Performance Units and Dividend Equivalents

Upon vesting of the Performance Units in accordance with Sections 5 and 7 hereof, the Participant shall become entitled to payment in respect of the Performance Units.  Payment shall be made by delivery by the Company to the Participant of one newly issued Common Share for each Performance Unit held by the Participant.

At the time payment is made by the Company to the Participant under this Section 9, the Company shall also pay to the Participant a dividend equivalent in an amount equal to the number of the Participant’s Performance Units multiplied by the total dividends per Common Share declared by the Company between the Commencement Date and the applicable date of vesting.  Such payment shall be made by the Company in cash as soon as practicable after the Vesting Date.

Where the Participant has died, all references in this Section 9 to “Participant” shall be deemed to include the Participant’s legal representative.

10.                               Non-Assignability of Restricted Shares and Performance Units

The Restricted Shares and Performance Units granted hereunder shall not be transferable or assignable (whether absolutely or by way of mortgage, pledge or other charge) by the Participant other than by will or other testamentary instrument, the laws of succession or other laws of general application and during the lifetime of the Participant only the Participant shall be entitled to payment thereunder.  The foregoing provisions of this Paragraph 10 shall not prevent the grant of Restricted Shares or Performance Units from being forfeited pursuant to the terms and conditions of this Agreement and shall not prevent a participant from designating a beneficiary to receive the Restricted Shares or Performance Units in the event of the Participant’s death.  Any such beneficiary shall receive these amounts subject to all conditions and restrictions set forth in this Agreement, including but not limited to, the forfeiture provisions set forth herein.

11.                               Rights of Participant

The Participant shall have full rights as a shareholder upon the grant of Restricted Shares but shall have no rights whatsoever as a shareholder in respect of any Common Shares which are the subject of the Performance Units held by the Participant (including, without limitation, any right to receive dividends or other distributions from the Company, voting rights, warrants or rights under any rights offering) until such time as such shares have been recorded on the Company’s official shareholder records as having been issued to the Participant.

Nothing contained in this Agreement shall give the Participant or any other person, any interest or title in or to any Common Shares which are the subject of the Performance Units or any rights as a shareholder of the Company or any other legal or equitable right against the Company whatsoever other than as set forth in this Agreement, nor shall it confer upon the Participant any right to continue as an officer of the Company or of its Subsidiaries.

12.                             Withholding Taxes

Prior to the payment by the Company in respect of the Restricted Shares and Performance Units pursuant to Sections 8 and 9, the Participant shall pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for federal, provincial, state or other taxes with respect to such payment.  Where the Participant is subject to income tax, the amount shall be paid by the Participant to the Company in cash or by cheque.

13.                               Alterations in Shares

In the event of a share dividend, share split, issuance of shares or instruments convertible into shares (other than pursuant to the Plan) for less than market value, share consolidation, share reclassification, exchange of shares, recapitalization, amalgamation, merger, consolidation, corporate arrangement, reorganization, liquidation or the like of or by the Company, the Board of Directors may make such adjustment, if any, of the number of Performance Units, as it shall deem appropriate to give proper effect to such event, including to prevent, to the extent possible, substantial dilution or enlargement of rights granted to the Participant.  If because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of shares in the Company for those in another company is imminent, the Board of Directors may, in a fair and equitable manner, determine the manner in which the Performance Units shall be treated including, for example, requiring the acceleration of the time for payment by the Company in respect of the Performance Units and of the time for the fulfilment of the Performance Objectives.  All determinations of the Board of Directors under this Section 13 shall be conclusive and binding.

14.                               Leave of Absence

If the Participant is an employee of the Company and is granted a temporary leave of absence by the Company, such leave of absence shall be deemed a continuation of the employment of the Participant provided if and so long as:

(a)                                  the Company consents in writing to such leave of absence; and

(b)                                 the Participant thereafter returns to full-time employment with the Company for a period of six months, notwithstanding the possible expiration of the Performance Period.

For greater certainty, the provisions of subsection (b) of this Section 14 shall be subject always to (i) immediate vesting on the occurrence of a Change of Control as described in Section 5 hereof and (ii) the deemed continuous employment provisions of Section 7.

15.                               Notice

All notices, demands, payments or other communications which may or are required to be given under this Agreement shall be given in writing by personal delivery or ordinary prepaid mail:

(a)                                  to the Company:

IPSCO Inc.

650 Warrenville Road

Suite 500

Lisle, IL 60532

Attention: Vice President, General Counsel

and Corporate Secretary

(b)                                 to the Participant:

David Sutherland

2207 Joyce Lane

Naperville, IL 60564

or such other address as either party may give in writing from time to time.  Such notices if given by mail shall be deemed to have been received by the party to whom they are addressed as described herein seventy-two (72) hours after they have been put in the post, postage prepaid, provided that if postal services are disrupted by labour disputes, such mailed notices shall be deemed to have been given and received on the date of actual receipt by the addressee.

16.                               Plan to Apply

The Award is granted under the Plan and the Award and this Agreement are subject to the terms and conditions of the Plan.  In the event of any inconsistent provisions between this Agreement and the Plan, the provisions of the Plan shall control.  Capitalized terms used in this Agreement without definition have the meaning assigned to them in the Plan.  References to the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to any title of any section.  This Agreement shall also be subject to the applicable requirements of the Toronto Stock Exchange, the Canadian Securities Administrators, the United States Securities and Exchange Commission and the New York Stock Exchange from time to time.

17.                               Compliance With Law

The Company will make reasonable efforts to comply with all applicable federal, state and provincial securities laws.  However, the Company will not issue any shares or other securities pursuant to this Agreement if their issuance would result in a violation of any such law.  If at any time the Management Resources and Compensation Committee (the “Committee”) shall determine, in its discretion, that the listing, registration or qualification of any shares subject to this Award upon any securities exchange or under any federal, state or provincial law, or the consent or approval of any government or regulatory body is necessary or desirable the condition of, or in connection with, the granting of this Award or the issuance of Common Shares hereunder, no rights may be exercised and the Common Shares may not be delivered pursuant to the Award, in full or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee and any delay caused shall in no way affect the dates of vesting or forfeiture of the Award.

18.                               No Implied Promises

By accepting the Award and executing this Agreement, the Participant recognizes and agrees that the Company and its Subsidiaries, and each of their officers, directors, agents and employees, including but not limited to the Board of Directors and the Committee, in their oversight or conduct of the business and affairs of the Company and its Subsidiaries may, in good faith, cause the Company and/or a Subsidiary to act or omit to act in a manner that will, directly or indirectly, prevent all or part of the Performance Units from being non-forfeitable.  No provision of this Agreement shall be interpreted or construed to impose any liability upon the Company, any Subsidiary, or any officer, director, agent or employee of the Company or Subsidiary, or the Board of Directors or the Committee for any forfeiture of Performance Units that may result, directly or indirectly, from any such action or omission, or shall be interpreted or construed to impose any obligation on the part of any such entity or person to refrain from any such action or omission.

19.                               Relation to Other Benefits

The benefits received by Participant under this Agreement will not be taken into account in determining any benefits to which the Participant may be entitled under any profit sharing, retirement, life insurance or other benefit or compensation plan maintained by the Company or its Subsidiaries.

20.                               Dispute

The Committee shall interpret and construe this Agreement and make all determinations hereunder, and any such interpretation, construction or determination by the Committee shall be binding and conclusive on the Company or a Subsidiary (as the case may be), the Participant and on any person or entity claiming under or through either of them.  Without limiting the generality of the foregoing, any determination of whether the Participant’s employment terminates by reason of “Retirement” or for “Disability” within the meaning of Section 7 hereof, shall be made by and in the sole discretion of the Committee, whose decision shall be final and binding on the Company or Subsidiary (as the case may be), the Participant and any person or entity claiming under or through any of them.

21.                               Miscellaneous

(a)                                  Nothing in this Agreement shall confer upon the Participant any right to continue in the employ or other service of the Company or any Subsidiary, or shall limit in any manner the right of the Company or any Subsidiary to terminate the employment or other service of the Participant or adjust the compensation of the Participant.

(b)                                 The Participant shall forthwith and from time to time do all such acts and things and execute and deliver all such instruments, writings and assurances as may be necessary to carry out this Agreement in accordance with its true intent.

(c)                                  This Agreement shall be binding upon the successors, assigns, executors and administrators of the parties hereto and upon any beneficiary of the Participant.

(d)                                 Any waiver by a party of another party’s performance of, or compliance with, a term or condition of this Agreement shall not operate or be construed as a waiver of any subsequent failure by such party to perform or comply.

(e)                                  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability or the remaining terms and provisions hereof, or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(f)                                    This Agreement shall be governed by the laws of the State of Illinois without regard to conflicts of law principles.

[signature page to follow]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

IPSCO INC.

Per:
Raymond J. Rarey

Per:
Leslie T. Lederer

PARTICIPANT

David Sutherland